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                                                                   Exhibit 10(a)

CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                         SERVICES AND LICENSE AGREEMENT

This Services and License Agreement (this "Agreement") is made as of September 15, 1996 (the "Agreement Date") by and among Intuit Inc., a Delaware corporation ("Intuit"), Intuit Services Corporation, a Delaware corporation ("Sub") and CheckFree Corporation, a Delaware corporation ("CheckFree").

                                    RECITALS

         A. Intuit, Sub, CheckFree and CheckFree Acquisition Corporation II, a wholly-owned subsidiary of CheckFree ("Acquisition"), are entering into that certain Agreement and Plan of Merger, dated of even date herewith (the "Plan"), pursuant to which Acquisition will be merged into Sub in a statutory merger (the "Merger") and Sub will become a wholly-owned subsidiary of CheckFree.

         B. Following the Closing of the Merger, it is recognized by Intuit, Sub and CheckFree that certain training and services to be provided by Intuit will be required to support post-Merger operations of Sub, and certain services of Sub will be required to support post-Merger operations of Intuit. It is intended that Intuit and Sub will perform such services and training as described herein.

         C. Following the Closing of the Merger, Intuit, Sub and CheckFree also desire to enter into certain business and licensing arrangements with each other, all pursuant to the terms and conditions described herein.

         D. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties to this Agreement agree as follows:

1.       DEFINITIONS

         1.1 "Assignment and License Agreement" means that certain Assignment Agreement, dated of even date herewith, by and between Intuit and Sub.

         1.2 " Authorization Agreement" means a written agreement between Intuit and a Bank or Financial Institution authorizing a Financial Institution or Bank to provide Electronic Banking and Billpay Services through Intuit Front End Products.

         1.3 "Bank Agreements" means the agreements between Sub and certain financial

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institutions (each, a "Bank", and collectively, the "Banks"), as listed in
Exhibit A hereto. "Banks" means only those financial institutions listed in Exhibit A.

         1.4 "CheckFree Direct" means the bill payment services offered directly by CheckFree to end users via features in the Intuit Front-End Products.

         1.5 "CheckFree Marks" means CheckFree trademarks, trade names, logos and designations.

         1.6 "CheckFree Protocols" means the data standards and transport mechanisms for bill payment transactions used by CheckFree at the Effective Time.

         1.7 "Confidential Information" means: (i) CheckFree SECAPL Technology, Intuit Technology, Sub Technology, Intuit Product User Information; (ii) any business or technical information of any party, including but not limited to any information relating to any party's product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how that is designated by the disclosing party to the receiving party hereto as "confidential" or "proprietary" and, if orally disclosed, reduced to writing by the disclosing party within thirty (30) days of such disclosure; (iii) Intuit's Sub Direct customer list provided to CheckFree under the terms of Section 3.8 and any information concerning the names and addresses of the Sub Direct customers held by Sub, and (iv) the terms and conditions of this Agreement. Confidential Information shall not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party's further use or disclosure; (c) is independently developed by the receiving party; or (d) is received from a third party not under an obligation of non-disclosure with respect to such information.

         1.8 "Connectivity Term" means the period beginning with an initial term of three (3) years from the Effective Time, and continuing thereafter for consecutive one (1) year terms, unless either party notifies the other at least six (6) months prior to the end of any term that it desires to terminate the Services.

         1.9 "Cooperative Marketing Agreement" means that certain agreement, dated as of September 1, 1996, between CheckFree and Intuit attached hereto as Appendix 1.

         1.10 "Current Term" means the initial term (or current renewal term as of the Effective Time), but not any subsequent terms, of a Bank Agreement.

         1.11 "Customer Database" is defined in Exhibit B hereto.

         1.12 "Derivative Works" means: (i) for copyrightable or copyrighted material, any

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translation, abridgment, revision, modification, or other form in which such material may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret laws.

         1.13 "Direct Costs" means the direct costs and allocated facilities costs associated with the performance of any services performed by any party to any other party pursuant to this Agreement, including but not limited to the reasonable costs and expenses incurred to retain any employees and/or consultants necessary to provide services pursuant to Sections 4 and 5 below (if the Receiving Party consents to such additional costs), but excluding any indirect management and administrative overhead costs.

         1.14 "Electronic Banking and Billpay Services" means services substantially similar to and including the bank demand deposit account data access and downloads, credit card data access and downloads and bill payment services provided by Sub and CheckFree as of the Effective Time thereto.

         1.15 "Effective Date" is defined in Section 2.3 of the Agreement.

         1.16 "Effective Time" means the date of consummation of the Merger by the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware.

         1.17 "Financial Institutions" means all FDIC chartered institutions, all FSLIC chartered institutions, all investment banking and brokerage houses and mutual funds providing financial services to individuals, and any entities related to such institutions, houses and funds.

         1.18 "Guaranteed Obligations" means (i) all payments and other charges due Intuit from Sub pursuant to Section 8 of the Agreement, and (ii) any and all obligations under this Agreement that may result in the payment of moneys by Sub to Intuit, and (iii) all costs and expenses of Intuit (including reasonable attorneys' fees and expenses) incurred in enforcing CheckFree's obligations to pay such amounts as set forth in Section 8 of the Agreement.

         1.19 "Indemnified Party" means the party entitled to receive indemnification from the other party under Section 10 of the Agreement.

         1.20 "Indemnifying Party" means the party obligated to provide indemnification to the other party under Section 10 of the Agreement.

         1.21 "Intellectual Property Rights" means patent rights (including patent applications and disclosures), rights of priority, copyrights, mask work rights, Moral Rights, trade names, trademarks, service marks and registrations and applications therefor, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property

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rights and proprietary rights recognized in any country or jurisdiction in the world.

         1.22 "Interfaces" means PC-based and World Wide Web-based user interfaces developed by Intuit.

         1.23 "Intuit Customers" means end users excluding Financial Institutions and CheckFree Direct customers

         1.24 "Intuit Front-End Products" means current and future versions of software products and services marketed, distributed or made available by Intuit that enable a user to obtain Electronic Banking and Billpay Services, including but not limited to "Quicken," "QuickBooks" and "BankNOW."

         1.25 "Intuit Product User Information" means any information about the users of Intuit's products that Sub obtains or is able to obtain as a result of the services it is providing Intuit under this Agreement, including all information provided pursuant to paragraph 3.3.7, below, including but not limited to users' names, addresses, financial information and purchasing patterns. Intuit Product User Information shall be owned exclusively by Intuit. Sub and CheckFree shall be authorized to use such Intuit Product User Information only for purposes of supporting Electronic Banking and Billpay Services provided through Intuit Front-End Products.

         1.26 "Intuit Protocols" means all relevant data standards and transport mechanisms (including both real time and batch protocols) for banking data and transactions, investment data and transactions, and bill payment and presentment data and transactions used or under development by Intuit at the Effective Time and the OpenExchange.

         1.27 "Intuit Protocols Technology" means all technology and technical information necessary for Sub and CheckFree to develop products and services using the Intuit Protocols.

         1.28 "Intuit Technology" means the software, source code and object code, technology, designs, know-how, algorithms, procedures, techniques, solutions, and work-arounds embodied by, incorporated in or relating to any assets, products or services of Intuit owned by or licensed to Intuit.

         1.29 "Investor Insight" is defined in Exhibit C hereto.

         1.30 "MarketPlace" is defined in Exhibit D hereto.

         1.31 "Moral Rights" means any right to claim authorship to a work or to object to any distortion, mutilation or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, whether existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

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         1.32 "OpenExchange" means the World Wide Web-based protocol intended to be developed by Intuit for commercial use [* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

         1.33 "PPU" means the "Personal Portfolio Update" as described in Exhibit E hereto.

         1.34 "Performing Party" means the party providing the services it is required to perform under this Agreement.

         1.35 "Processing Systems" means back-end processing systems developed by CheckFree and Sub.

         1.36 QAC" means the "Quicken Affinity Card" service, as described in Exhibit F hereto.

         1.37 "QFN" means the "Quicken Financial Network" World Wide Web-based service, as described in Exhibit G hereto.

         1.38 "Receiving Party" means the party receiving the services to be performed under this Agreement.

         1.39 "S&P ComStock Feed" is defined in Exhibit I.

         1.40 "SECAPL" means the World Wide Web-based securities portfolio tracking service, as described in Exhibit K hereto.

         1.41 "Services" means all of the services to be provided by Intuit and Sub as described in Section 3 of the Agreement.

         1.42 "Sub Direct" means the bill payment services offered directly by Sub to end users via features in the Intuit Front-End Products.

         1.43 "Sub Interface Technology" means all technology and technical information necessary for Intuit to develop Intuit Front-End Products incorporating interfaces to the Sub Processor.

         1.44 "Sub Marks" means Sub trademarks, trade names, logos and designations.

         1.45 "Sub Processor" means the Unix Hub, Tandem and all other hardware and software operated by Sub to allow Sub to process Electronic Banking and Billpay Services and other similar services. Sub Processor does not include any of CheckFree's processing services in existence as of the Effective Time, including but not limited to the CheckFree bill payment service.

         1.44 "Sub Protocols" means the data standards and transport mechanisms (including

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both real time and batch protocols) for banking data and transactions, investment data and transactions, and bill payment and presentment data and transactions used by and/or under development by Sub at the Effective Time.

         1.45 "Sub Interface Technology" means all technology and technical information necessary for Intuit to develop Intuit Front-End Products incorporating interfaces to the Sub Processor.

         1.46 "Support Period" means the period beginning with the expiration of the Connectivity Term and ending two years thereafter.

         1.47 "Transferred Direct Customer" means a CheckFree Direct user who has changed to a Sub Direct user during the term of the Cooperative Marketing Agreement.

         1.48 "Tandem" means the Tandem servers operated by Sub and used by Sub to process Electronic Banking and Billpay Services and other similar services.

         1.49 "Unix Hub" means the bank of Unix servers operated by Sub and used by Sub to process Electronic Banking and Billpay Services and other similar services.

2.       RELATIONSHIP OF THE PARTIES AND EFFECTIVE DATE

         2.1 Independent Contractors. Each party is an independent contractor to the other parties and is not an agent or employee of, and has no authority to bind, any other party by contract or otherwise. Each Performing Party will perform its services under this Agreement under the general direction of the Receiving Party (or parties), but the Performing Party will determine, in its sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that at all times the Performing Party comply with applicable law and that the services are all performed according to written specifications for such services. No Requesting Party has any right or authority to control the manner or means by which the services are accomplished.

         2.2 Agreement to Cooperate in Good Faith; Certain Obligations.

                  2.2.1 General. The parties recognize that each party will not be able to receive the benefit of the bargain of this Agreement unless all parties cooperate in good faith with each other regarding the provision of the services contracted for herein. Each party agrees that it will use good faith efforts to (i) advise as soon as reasonably practicable the other parties, as applicable, regarding such party's plans to terminate, significantly increase or significantly decrease any services that such party provides or contracts for hereunder, (ii) not unreasonably withhold or delay any consents that are required hereunder and (iii) take any other actions to prevent the other parties from not receiving the full benefit of the services such parties will

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receive hereunder, including but not limited to resolving any ambiguity regarding the interpretation of this Agreement.

                  2.2.2 Services to be Provided Pursuant to Section 4 and 5. The parties recognize that to prevent interruptions in businesses and services currently being provided by Intuit and Sub, each of Intuit and Sub must continue to provide services to the other for certain periods following the Effective Time, as described in Sections 4 and 5. The parties desire to allow the Receiving Party to determine how long and to what extent such services will be provided. To prevent any interruption to the business of the Performing Party, the parties agree as follows:

                           (i) As described in Sections 4 and 5, the services to
be provided thereunder will continue after the Effective Time to be provided at the levels they currently are being provided (or are scheduled to be provided pursuant to Intuit's budget for its fiscal year ending July 31, 1997), unless otherwise requested by the Receiving Party. If a Receiving Party desires to change the level of services to be provided (other than insignificant changes), it must notify the Performing Party at least sixty (60) days prior to the effective date of the desired change. The parties then will cooperate in good faith to determine how best to effectuate the desired change. In no event will a Receiving Party be obligated to reimburse a Performing Party for any services at any levels greater than those agreed to be provided under this Agreement without the Receiving Party's approval.

                           (ii) After the Agreement Date, a Performing Party
will not hire any additional employees who will provide any services pursuant to Sections 4 and 5 unless it has received the approval of the Receiving Party, and such approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Performing Party may hire any additional employees if it does not receive the approval of the Receiving Party, but in such a case the Receiving Party will not be obligated for the costs and expenses associated with such employee pursuant to paragraph 2.2.2(iv)(A), below unless the Receiving Party requests any such employee to provide it services.

                           (iii) In no event may a Receiving Party require a
Performing Party to change any service levels by reducing the number of the Performing Party's employees providing services to the Receiving Party. This provision shall not prevent the parties from agreeing in good faith to reduce the number of employees providing any services pursuant to Sections 4 and 5.

                           (iv) From the Effective Time through July 31, 1997, a
Receiving Party will be obligated to reimburse the Performing Party for the costs and expenses associated with (A) the number of the Performing Party's employees providing services at the Agreement Date and any additional employees providing services if such employees were approved pursuant to paragraph 2.2.2(ii), above and (B) any fixed expenses associated with the services to be provided

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(i.e., expenses that would not be eliminated if the services to be provided were diminished, modified or terminated).

                           (v) No later than April 30, 1997, each Receiving
Party will provide the corresponding Performing Party with a reasonably detailed description of the services it desires to continue to receive after July 31, 1997. The description of such services should include proposed dates for any change in the level of service, including complete termination of the service.

                  2.2.3 Employees. After the Agreement Date, each Receiving Party shall have the right, but not the obligation, to solicit any employee of the Performing Party providing services to the Receiving Party pursuant to this Agreement to become an employee of the Receiving Party. Each party agrees that, except as provided in the foregoing sentence, until the first (1st) anniversary of the Effective Time, it will not solicit any employee of the other parties to become an employee of such party, provided nothing herein shall prevent Sub and CheckFree from soliciting each other's employees.

                  2.2.4 Controlling Provision. To the extent of any conflict between any provision in this Section 2 and any provision in any other section of this Agreement, the provision in this Section 2 shall control.

         2.3 Effective Date. Except for Sections 2.2 and 4.10, which shall become effective at the Agreement Date, and as otherwise provided herein, this Agreement shall become effective at and as of the Effective Time. This Agreement shall be void if and when the Plan is terminated for any reason.

3.       CONNECTIVITY RELATIONSHIP

         3.1 Sub and CheckFree Services and Obligations. Intuit recognizes that CheckFree and Sub may alter their business relationship in the future whereby certain businesses and services currently performed or currently proposed to be performed by Sub may be performed by CheckFree, or alternatively, certain businesses and services currently performed or currently proposed to be performed by CheckFree may be performed by Sub. Intuit agrees that if Sub on the one hand, and CheckFree, on the other hand, is unable to perform any of its affirmative obligations (but not its negative covenants) pursuant to Sections
3.3 and 3.5 (and any corresponding obligations under this Agreement), respectively, as a result of a change in the business relationship between Sub and CheckFree, such affirmative obligations may be performed by CheckFree and Sub, respectively.

         3.2 Description of Business Relationship. Intuit and Sub desire to continue the current relationship between the parties whereby users of Intuit's products have the ability to obtain Electronic Banking and Billpay Services from Sub or CheckFree. Intuit, Sub and

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CheckFree also desire to cooperate to develop mutually beneficial business relationships, all pursuant to the following sections:

         3.3 Sub Services and Obligations. Unless otherwise specified in this Agreement, during the Connectivity Term, Sub will provide the following:

                  3.3.1 Processing Services. Sub will continue to provide Electronic Banking and Billpay Services through the Intuit Protocols and any enhancements thereto that Sub supports pursuant to paragraph 3.3.2, below, to users of Intuit Front-End Products. Sub will provide the Electronic Banking and Billpay Services at a high level of quality, which in no event may be lower than
(i) the level of quality Sub is providing to such users during the ninety (90) day period ending at the Effective Time and (ii) the level of quality Sub provides to any third parties for similar or identical services during the Connectivity Term.

                  3.3.2 Support of Intuit Technology. Sub will take the following actions to support the proprietary technology of Intuit:

                           (a) Until the earlier of (i) the termination of the
Connectivity Term or (ii) the fifth (5th) anniversary of the Effective Time, Sub will implement and support in the Sub Processor (or such other processor used by Sub to provide Electronic Banking and Billpay Services), as soon as practicable, the Intuit Protocols.

                           (b) Until the earlier of (i) the termination of the
Connectivity Term or (ii) the fifth (5th) anniversary of the Effective Time, Sub will use best efforts to provide, as soon as practicable, services that support all of the features of the Intuit Protocols that are supported by Intuit from time to time in the Intuit Front-End Products.

                           (c) Sub will use commercially reasonable efforts, if
Sub determines it is in its and/or CheckFree's best interest, to implement and support (including providing complementary services for) any other data standards and transport mechanisms (including both real time and batch protocols) developed by Intuit.

                           (d) Sub will cooperate with Intuit to implement the
actions it takes pursuant to this Section 3.3.2, provided Intuit cooperates with Sub and provides Sub with all information reasonably necessary, and within a reasonable time, to allow Sub to take such actions.

                  3.3.3 [* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                  3.3.4 Technical Information. Sub agrees to provide Intuit with all Sub Interface

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Technology, as such updates become available from Sub, Sub will provide Intuit with all Sub Interface Technology and the customer support information necessary to complete user manual documentation and customer support and on-line help. Sub agrees to consult with Intuit to assist Intuit with the development and testing by Intuit of Intuit Front-End Products to utilize Sub's Electronic Banking and Billpay Services. This paragraph 3.3.4 does not require Sub to perform any development or other activities on Intuit's behalf.

                  3.3.5 Customer and Technical Support. Sub shall be responsible for administering and supporting the Electronic Banking and Billpay Services. Sub agrees to offer and provide support for users of Intuit products, including but not limited to Intuit Front-End Products, who subscribe to or otherwise utilize Sub's Electronic Banking and Billpay Services at least at the same level and quality, and on terms and conditions (including fees) no less favorable than those (i) Sub is providing (or is being provided on behalf of Sub) to such users during the ninety (90) day period ending at the Effective Time and (ii) which Sub and/or CheckFree provides to other users of Sub's Electronic Banking and Billpay Services for functionally equivalent services. Notwithstanding the foregoing, Sub shall have the right to refer customer queries to Intuit's customer support services.

                  3.3.6 Marketing. Without imposing any affirmative obligation for Sub to market the Electronic Banking and Billpay Services functionalities of Intuit's products and/or services, to the extent that Sub does elect to market such functionalities, Sub agrees that it will market and promote such functionalities in a manner no less favorable than Sub's or CheckFree's promotion of similar functionalities of any products or services from third parties that are competitive with Intuit's products and/or services.

                  3.3.7 Reports. Except as otherwise prohibited by law or in any agreements between Sub (and/or CheckFree) and any third parties that are in effect at the Effective Time, within fifteen (15) days after each calendar month, Sub will deliver to Intuit a report detailing the use of the Electronic Banking and Billpay Services by users of Intuit's products during each such month. The report will contain the information described in Exhibit B hereto.

                  3.3.8 Authorized Reseller; [* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. Sub acknowledges that Intuit intends to sell Sub's Electronic Banking and Billpay Services, including but not limited to Sub Direct, to Intuit Customers whereby Intuit Customers would contract with (and agree to pay) Intuit to receive such Electronic Banking and Billpay Services, and Intuit then would contract with (and agree to pay) Sub for Sub to make such services available to the Intuit Customers. Intuit would not act as a "finder" for Sub, and Sub would not enter into agreements directly with the Intuit Customers for such services. Sub agrees that it will take all actions necessary to assist Intuit to provide such services to Intuit Customers, and in furtherance thereof Sub hereby (i) authorizes Intuit, directly or indirectly, to re-sell (or otherwise solicit persons and entities to use) all Electronic Banking and Billpay Services offered at anytime by Sub to Intuit Customers, but such direct or indirect re-sale shall exclude Financial Institutions and CheckFree

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Direct users and (ii) agrees that it will make available and sell to Intuit
[*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. For any and all of the foregoing, Sub shall be solely responsible and liable for all applicable regulatory compliance obligations required of providers of such services. The provisions of this paragraph 3.3.8 shall apply to all current and future Sub-Direct users, except Sub agrees that it will continue to contract with all current and future Sub-Direct users until such time as Sub and Intuit mutually agree that Intuit shall contract directly with future Sub-Direct users. Unless otherwise agreed to between Sub and Intuit, no Sub-Direct users who contract directly with Sub will be required to contract directly with Intuit at anytime. The provisions of this Section 3.3.8 are not intended to modify or limit in any manner the noncompetition provisions of the Plan.

                  3.3.9 Provision of Sub's Electronic Banking and Billpay Services to Third Parties Using Intuit Products or Services. Sub agrees that it will make available and sell to any and all third parties, including but not limited to Financial Institutions using (or whose customers use) Intuit Front-End Products, all Electronic Banking and Billpay Services offered at anytime by Sub [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

                  3.3.10 No Disparagement. Sub will not disparage Intuit's products or services in connection with Sub's marketing, promotion, advertising or otherwise.

         3.4 Intuit Services and Obligations. Unless otherwise specified in this Agreement, during the Connectivity Term, Intuit will provide the following:

                  3.4.1 Support of Sub and CheckFree Technology. Intuit will take the following actions to support the proprietary technology of Sub and
CheckFree:


                           (a) Intuit will implement and support in all versions
of Quicken containing Electronic Banking and Billpay Services features to be released in the fall of 1997 the Sub Protocols and the CheckFree Protocols. Notwithstanding the foregoing, Intuit will have no obligation to take any actions with respect to the Sub Protocols and the CheckFree Protocols pursuant to this paragraph 3.4.1(a), and with respect to the CheckFree Protocols pursuant to paragraph 3.4.1(b), if Intuit and CheckFree implement and support the OpenExchange and appropriate user interface features in such versions of Quicken whereby such protocol and user

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interface features are substantially similar to those that Intuit would have implemented and supported for the CheckFree Protocols and Intuit includes a conversion wizard that allows all CheckFree Direct customers upgrading to versions of Quicken to be released in the fall of 1997 or thereafter to convert seamlessly to the OpenExchange. The provisions of this paragraph 3.4.1(a) are not intended to modify or limit in any manner the noncompetition provisions of the Plan. Nothing in this Agreement, including but not limited to the provisions of this paragraph 3.4.1(a), shall authorize or otherwise permit CheckFree to provide CheckFree Direct in new versions of Quicken released after the term of the Cooperative Marketing Agreement or any extension thereof. The parties agree that concurrently with the execution of this Agreement the parties shall enter into the amendment attached hereto as Appendix 2 extending the term of the Cooperative Marketing Agreement through September 30, 2001. Such amendment shall also provide that if the Connectivity term terminates prior to September 30, 2001 then (i) CheckFree shall not be entitled to offer CheckFree Direct in new versions of Quicken released subsequent to such termination, and (ii) the terms of the Cooperative Marketing Agreement shall only apply to versions of Quicken in existence at the time of such termination.

                           (b) Intuit will make all appropriate changes to the
user interface features of the Quicken products described in paragraph 3.4.1(a), above, to incorporate the features of the Sub Protocols, and the CheckFree Protocols.

                           (c) Intuit will use commercially reasonable efforts,
if Intuit determines it is in its best interest, to (i) implement and support new data standards and transport mechanisms transport mechanisms (including both real time and batch protocols) used by Sub and/or CheckFree and (ii) make appropriate changes to user interfaces of Intuit Front-End Products as necessary.

                           (d) Intuit will cooperate with Sub and/or CheckFree
to implement the actions it takes pursuant to this Section 3.4.1, provided Sub and/or CheckFree cooperate with Intuit and provide Intuit with all information reasonably necessary, and within a reasonable time, to allow Intuit to take such actions.

                  3.4.2 [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

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                  3.4.3 Technical Information. Intuit agrees to provide Sub
and/or CheckFree with the Intuit Protocols Technology, as such updates become available from Intuit. Intuit will provide Sub and CheckFree with all Intuit Protocols Technology and the customer support information necessary to complete user manual documentation and customer support and on-line help. Intuit agrees to consult with Sub and CheckFree to assist Sub and CheckFree with the development and testing by Sub and CheckFree of Sub's and/or CheckFree's Electronic Banking and Billpay Services. This paragraph 3.4.3 does not require Intuit to perform any development or other activities on Sub's or CheckFree's behalf.

                  3.4.4 Customer and Technical Support. Intuit shall be solely responsible for supporting Intuit Front-End Products, but excluding those features therein which relate to Sub's and/or CheckFree's Electronic Banking and Billpay Services accessible through such products. Intuit agrees to offer and provide support for users of Intuit Front-End Products, who subscribe to or otherwise utilize Sub's and/or CheckFree's Electronic Banking and Billpay Services at least at the same level, and on terms and conditions (including fees) no less favorable than those (i) Intuit is providing (or is being provided on behalf of Intuit) to such users during the ninety (90) day period ending at the Effective Time and (ii) which Intuit provides to users of Intuit's products and/or services who subscribe to or otherwise utilize Electronic Banking and Billpay Services provided by any entity other than Sub or CheckFree. Notwithstanding the foregoing, Intuit shall have the right to refer customer queries to Sub's and/or CheckFree's customer support services.

                  3.4.5 [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                  3.4.6 No Disparagement. Intuit will not disparage Sub's or CheckFree's products or services in connection with Intuit's marketing, promotion, advertising or otherwise.

         3.5 CheckFree Obligations. Unless otherwise specified in this Agreement, during the Connectivity Term, CheckFree will provide the following:

                  3.5.1 [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                  3.5.2 Authorized Reseller; [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. CheckFree acknowledges that Intuit intends to sell CheckFree's Electronic Banking and Billpay Services to Intuit Customers whereby Intuit Customers would contract with (and agree to pay) Intuit to receive such services, and Intuit then would contract with (and agree to pay) CheckFree for CheckFree to make such Electronic Banking and Billpay Services available to the Intuit Customers. Intuit would not act as a "finder" for CheckFree, and CheckFree would not enter into agreements directly with the Intuit Customers for such services. CheckFree agrees that it will take all actions necessary to assist Intuit to provide such services to Intuit Customers, and in furtherance thereof CheckFree hereby (i) authorizes Intuit, directly or indirectly to re-sell solely to Intuit Customers (or otherwise solicit Intuit Customers to use) all Electronic Banking and Billpay Services offered at anytime by CheckFree, and (ii) agrees that it will make available and sell to Intuit, [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. In no event shall Intuit's right to re-sell CheckFree's Electronic Banking and Billpay Services on an indirect basis enable Intuit to re-sell such services to Financial Institutions. For any and all of the foregoing, CheckFree shall be solely responsible and liable for all applicable regulatory compliance obligations required of providers of such services. The provisions of this paragraph 3.5.2 shall not apply to any current or future CheckFree Direct users except as provided in paragraph 3.5.3 below. The provisions of this paragraph
3.5.2 are not intended to modify or limit in any manner the noncompetition provisions of the Plan and or any provision of the Cooperative Marketing Agreement.

[*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                  3.5.3 Conversion of CheckFree Direct Customers . Upon the earlier of (i) the termination of the Cooperative Marketing Agreement due to CheckFree's breach or (ii) the expiration of the term of the amended Cooperative Marketing Agreement (September 30, 2001) all of the then existing CheckFree Direct users will be converted to Intuit Customers (the "Converted Direct Customers") in accordance with the provisions of paragraph 3.5.2 above. CheckFree agrees that it will continue to contract with all Converted Direct Customers until such time as CheckFree and Intuit mutually agree that Intuit shall contract directly with such Converted Direct Customers. Unless otherwise agreed to between CheckFree and Intuit, Converted Direct users who contracted directly with CheckFree will not be required to contract directly with Intuit at anytime. Intuit shall have the option of requiring Converted Direct Customers to pay Intuit directly, or of requiring CheckFree to receive such payments on Intuit's behalf and remitting to Intuit an amount equal to the payments received less fees due

CheckFree for processing services. In the latter case, payment will be made by CheckFree to Intuit within thirty (30) days after the end of each calendar month for which a payment is due and shall be accompanied by a detailed report describing the basis for the payment.

                  3.5.4 Provision of CheckFree's Electronic Banking and Billpay Services to Third Parties Using Intuit Products or Services. CheckFree agrees that it will make available and sell to any and all third parties, including but not limited to Financial Institutions using (or whose customers use) Intuit Front-End Products, all Electronic Banking and Billpay Services offered after the Effective Time by CheckFree [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

                  3.5.5 No Disparagement. CheckFree will not disparage Intuit's products or services in connection with CheckFree's marketing, promotion, advertising or otherwise.

         3.6 Exclusivity. Provided neither Sub nor CheckFree is in material breach of any of its respective obligations arising under this Section 3, Intuit agrees that it will not [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. As used in this Section 3.6, the words "version" or "versions" include any interim releases to such version or versions of software.

         3.7 Non-Solicitation. Sub and CheckFree agree that, [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.], neither Sub nor CheckFree will [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

Intuit agrees that, [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] it will not [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

         3.8 Treatment of Transferred CheckFree Direct Customers. If a CheckFree Direct Customer becomes a Transferred Direct Customer, CheckFree shall, through the remainder of the term, continue to receive the revenues from such Transferred Direct Customer's use of the same or similar Electronic Banking and BillPayment Services used by such customer at the time of such change (revenues for any additional services or increased functionality in such Electronic Banking and BillPayment Services after the date of change shall belong to Intuit). CheckFree acknowledges that the fees paid by Transferred Direct Customers may differ from those paid by such customers when they were CheckFree Direct customers. CheckFree shall pay Intuit a fee of [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. These fees shall represent fees that would otherwise be due under the Cooperative Marketing Agreement if such Transferred Direct Customers had remained CheckFree Direct customers, and CheckFree shall have no further payment obligations under the Cooperative Marketing Agreement for such customers. All Transferred Direct Customers shall be converted to Intuit Customers at the same time that all existing CheckFree Direct Users are converted to Intuit Customers pursuant to Section 3.5.3. above. Intuit shall provide CheckFree with a current list of Sub Direct customers within fifteen (15) days of the Effective Time and shall update the list each month during the term of the Cooperative Marketing Agreement. Within the fifteen
(15) day period following each month, CheckFree shall compare the list of Sub Direct customers with its CheckFree Direct customer list and notify Intuit in writing of the number of Transferred Direct Customers for such month. Within fifteen days (15) of Intuit's receipt of such notice, Intuit shall remit to CheckFree all revenues collected from such identified Transferred Customers less the fees due from CheckFree. Thereafter, Intuit shall have the option of (i) requiring Sub to collect payments on behalf of CheckFree from the identified Transferred Direct Customers and requiring CheckFree to pay the above fees in accordance with the payment terms of the Cooperative Marketing Agreement, or
(ii) receiving such payments on behalf of CheckFree and remitting to CheckFree an amount equal to the payments received less fees due from CheckFree. In the latter case, the payment will be made by Intuit to CheckFree within thirty (30) days after the end of each month in which a payment is due and shall be accompanied by a detailed report describing the basis for the payment.

         Intuit's Sub Direct customer list and all updates thereto shall be treated as Confidential Information under Section 11 and shall be used for no other purpose except as described in this Section 3.8.

         3.9 Connectivity Indemnification.

                  3.9.1. Duty to Indemnify. Each of Intuit, Sub and CheckFree will indemnify, defend and hold harmless the other parties from and against all claims, damages, losses, costs, liabilities and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of, resulting from or attributable to any of the services provided by such party (or the failure of such party to provide such services where such party is obligated under this Agreement) directly or indirectly to any end user customer pursuant to this Section 3, except to the extent of the negligence of the party requesting indemnification pursuant to this Section 3. In no event will any party be entitled to seek indemnification from any other party under this Section 3 for any claim by an end user where such party is not liable to such end user for such claim.

                  3.9.2 Indemnity Conditions. The indemnity conditions of
Section 10.2, below shall apply to the indemnification obligations of Intuit and Sub pursuant to this Section 3.9.

         3.10 Connectivity Term. Intuit and Sub will provide the Services during the period of the Connectivity Term. During the Support Period, Intuit and Sub will continue to provide the Services for all versions of Intuit Front-End Products in existence at the termination of the Connectivity Term, provided however, that any Service that was by its terms to be provided for a maximum of 5 years shall not be continued beyond such period. The [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] shall only apply to versions of Intuit Front End Products in existence at such termination and shall not be applied to compare Intuit's actions concerning such existing versions with its actions concerning new versions released during the Support Period.

         3.11 Strategic Relationship. Intuit, Sub and CheckFree will endeavor to cooperate to build complementary products and services that offer end-to-end solutions to end-users and Financial Institutions. Intuit will endeavor to develop Interfaces. CheckFree and Sub will endeavor to develop Processing Systems. Intuit, Sub and CheckFree will cooperate to identify opportunities that will allow the parties to develop and market solutions that incorporate Interfaces and Processing Systems, including Intuit's Interfaces for CheckFree's Bank Street and PAWWS activities. In particular, Intuit will solicit advice from and allow CheckFree to cooperate with and provide input to Intuit during Intuit's development of the OpenExchange.

4.       SUB SERVICES

         4.1 Facilities Support of QFN. From the Effective Time until the first
(1st) anniversary of the Effective Time, or such earlier date as determined pursuant to Section 4.9, below, Sub will continue to provide all facilities support for QFN, as described in Exhibit G.

         4.2 Facilities Support of Investor Insight. From the Effective Time until the first (1st) anniversary of the Effective Time, or such earlier date as determined pursuant to Section 4.9, below, Sub will continue to provide all facilities support for Investor insight, as described in Exhibit C.

         4.3 S&P ComStock Feed. Intuit and Sub currently receive certain financial information from S&P ComStock via a satellite receiver located at Sub's facilities in Downer's Grove, Illinois pursuant to an agreement between Intuit and S&P ComStock. Intuit hereby agrees that it will continue to sublicense to Sub at no cost to Sub the right to use such information until the earlier to occur of (i) the date that Sub ceases to support the Sub Processor at Sub's facilities or (ii) the date on which the initial term ceases of that certain License Agreement for Home Banking Services, dated July 24, 1996, between Sub and Microsoft Corporation. Until the earlier to occur of (x) such time as Intuit removes the satellite receiver from Sub's facilities or (y) the date on which the above sublicense will terminate, Sub agrees that it will continue to provide facilities maintenance and support for the satellite receiver and other hardware supporting the S&P ComStock Feed located at Sub's facilities, as described in Exhibit I.

         4.4 Support of QAC. From the Effective Time until the termination of the Connectivity Term, or such earlier date as determined in good faith between Sub and Intuit or pursuant to Section 4.9, below, Sub will continue to provide all processing and related services for QAC, including but not limited to the maintenance of the CompuServe connection and diskette manufacturing, to the same extent as Sub provides similar services for Intuit Front-End Products, as described in Exhibit F.

         4.5 Support of PPU. From the Effective Time until the date that is the last day of the eighteenth (18th) full month after the Effective Time, or such earlier date as determined pursuant to Section 4.9, below, Sub will continue to provide all facilities and systems operations support for PPU, as described in Exhibit E.

         4.6 Support of Customer Database. From the Effective Time until the date that is the last day of the eighteenth (18th) full month after the Effective Time, or such earlier date as determined pursuant to Section 4.9, below, Sub will (i) continue to provide all facilities and operations support for the Customer Database and (ii) provide Intuit with the Intuit Product User Information, all as described in Exhibit B.

         4.7 Support of MarketPlace. From the Effective Time until the date that is the last day of the eighteenth (18th) full month after the Effective Time, or such earlier date as determined pursuant to Section 4.9, below, Sub will continue to provide all facilities and system operations support for MarketPlace, as described in Exhibit D.

         4.8 Administrative Support of and Access by Employees. For so long as any assets of Intuit remain at Sub's premises, Sub will make its premises reasonably available to Intuit employees and will provide reasonable support and protection for such assets, subject to reasonable restrictions to protect the ownership and confidentiality of all Confidential Information.

         4.9 Early Termination of Sub Services.

                  4.9.1 By Intuit. At Intuit's sole discretion and for any reason, Intuit may request Sub to terminate any or all of the services Sub provides to Intuit under this Section 4 at any time prior to the termination dates described above. For any such early termination, Intuit will provide Sub notice at least sixty (60) days prior to the requested early termination date. At the requested early termination date, Sub will discontinue providing the terminated service and will take all other actions with respect to such service described herein.

                  4.9.2 By Sub. If Sub discontinues operating the Unix Hub, Sub may discontinue providing Intuit the services described in Sections 4.5 through 4.7, above, at the time Sub discontinues operating the Unix Hub, provided Sub notifies Intuit at least sixty (60) days prior to the date Sub will discontinue operating the Unix Hub. For purposes of the foregoing sentence, Sub shall not be deemed to have discontinued operating the Unix Hub if Sub discontinues operating the Unix Hub equipment at its current site but continues providing Electronic Banking and Billpay Services through Unix Hub architecture.

         4.10 Development of Sub Processor Enhancements. Beginning at the Effective Time, Sub will use best efforts to complete the enhancements to the Sub Processor, as described in Exhibit H. Sub acknowledges that time is of the essence with respect to completion of these development efforts. Between the Agreement Date and the Effective Time, Sub will use commercially reasonable efforts to perform the planned and proposed enhancements to the Sub Processor as set forth in Exhibit H.

5.       INTUIT SERVICES TO SUB

         5.1 Support of Unix Hub. Intuit and Sub recognize that as a result of the Merger, it is in each party's respective interest to discontinue support of the Unix Hub software currently being performed by Intuit and its licensors. To prevent any interruption in Sub's use of the Unix Hub for Sub's services, both Intuit and Sub desire that Intuit and its licensors continue to perform all maintenance and support of the Unix Hub software until such time as Sub notifies Intuit that Sub is able to perform this support itself (subject to certain third party software maintenance and support agreements). This transition may begin prior to the Effective Time; provided, however, if any CheckFree employees or consultants participate in the training prior to the Effective Time, such employees and consultants shall execute Intuit's standard non-disclosure agreement before accessing any Intuit proprietary or confidential information. The parties desire to effectuate this transition as follows:

                  5.1.1 Intuit Support and Training During Transition. During the transition, Intuit will (i) support and maintain the Unix Hub software and
(ii) train Sub and CheckFree employees to support and maintain the Unix Hub software, all as described in Exhibit J. Intuit and Sub acknowledge that time is of the essence with respect to completion of the training.

                  5.1.2 Termination of Transition. Intuit and Sub anticipate that the transition will take approximately one (1) year to complete after it commences. The parties agree to use best efforts and cooperate closely with each other to complete the transition as soon as possible. Sub shall have the sole authority and obligation to determine when the transition has ended, and must provide Intuit with notice at least sixty (60) days prior to the termination date. After the termination of the transition, Intuit will have no obligation to provide Sub with any additional support or training pursuant to this Section 5.1.

         5.2 Marketing. From the Effective Time until July 31, 1997, Intuit will provide marketing activities in a manner to be determined solely by Intuit on behalf of Sub's Electronic Banking and Billpay Services. [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         5.3 Customer and Technical Support. From the Effective Time until July 31, 1997, Intuit will continue to provide the customer and technical support it currently is providing and plans to provide (as indicated in Intuit's budget for the fiscal year ending July 31, 1997) on behalf of Sub's Electronic Banking and Billpay Services.

         5.4 Development of Enhancements to Intuit Front-End Products. Intuit will use best efforts to complete the enhancements currently being developed for the Intuit Front-End Products, as described in Exhibit H.

         5.5 Administrative Support of and Access by Employees. For so long as any assets of Sub remain at Intuit's premises, Intuit will make its premises reasonably available to Sub employees and will provide reasonable support and protection for such assets, subject to reasonable restrictions to protect the ownership and confidentiality of all Confidential Information.

6.       CHECKFREE SECAPL SERVICES TO INTUIT

From the Effective Time until the fifth (5th) anniversary of the Effective Time, CheckFree will provide the SECAPL Services described in Exhibit K.

7.       LICENSES

         7.1 Intuit Licenses to Sub.

                  7.1.1 Intuit Technology License. Subject to the terms and conditions of this Agreement, Intuit hereby grants to Sub a non-exclusive, limited, royalty-free license during the Connectivity Term and Support Period to use internally any Intuit Technology provided by Intuit to Sub specifically for purposes of this Agreement solely for the purposes of performing Sub's obligations under this Agreement. This license shall terminate at the termination of the Support Period.

                  7.1.2 Trademark License. Intuit hereby grants Sub a non-exclusive, worldwide, royalty-free license during the Connectivity Term and Support Period to use any Intuit trademarks, trade names, logos and designations (collectively, the "Intuit Marks") provided by Intuit to Sub solely in connection with Sub's performance of its obligations under this Agreement, and subject to and in accordance with the Intuit Mark usage guidelines to be provided by Intuit to Sub, which guidelines may be modified from time to time in writing by Intuit. This license shall terminate at the termination of the Support Period.

                  7.1.3 License to Connect to Intuit Front-End Products. Intuit hereby grants to Sub and CheckFree a limited, worldwide license right to connect Sub's and CheckFree's Electronic Banking and Billpay Services to end users through Intuit Front-End Products subject to the following limitations and restrictions:

                           (i) To any end user who receives bill payment
services via Sub Direct or CheckFree Direct during the term of the service agreement between such user and Sub or CheckFree; provided, however, that CheckFree shall not be permitted to provide CheckFree Direct after the termination of the Cooperative Marketing Agreement on September 30, 2001; provided however, that if the Connectivity term terminates prior to September 30, 2001, CheckFree shall not be entitled to offer CheckFree Direct in new versions of Quicken released subsequent to such termination, but may continue to offer CheckFree Direct in versions of Quicken existing at the time of such termination;

                           (ii) To any Bank for resale to end users, and the end
user customers of such Bank, pursuant to a Bank Agreement during the Current Term (i.e., prior to any subsequent renewal term) of such Bank Agreement;

                           (iii) To any Financial Institution or Bank for resale
to end users, and the end user customers of such Financial Institution or Bank, provided (A) such Financial Institution or Bank has entered into an Authorization Agreement with Intuit and (B) such connection is only during the term authorized by Intuit pursuant to such agreement.

Sub and CheckFree shall not continue to provide Electronic Banking and Billpay Services to any Bank following the Current Term unless such Bank is providing Electronic Banking and Billpay Services pursuant to an effective Authorization Agreement at the end of the Current Term. Sub and CheckFree acknowledge and agree that they may only provide Electronic Banking and Billpay Services through Intuit Front-End Products pursuant to this Section 7.1.3. This license shall terminate at the termination of the Support Period.

         7.2 Sub Licenses to Intuit.

                  7.2.1 Sub Technology License. Subject to the terms and conditions of this Agreement, Sub hereby grants to Intuit a non-exclusive, limited, royalty-free license during the Connectivity Term and Support Period to use internally any Sub Technology provided by Sub to Intuit specifically for purposes of this Agreement solely for the purposes of providing Intuit's obligations under this Agreement. This license shall terminate at the termination of the Support Period.

                  7.2.2 Trademark License. Sub hereby grants Intuit a non-exclusive, worldwide, royalty-free license during the Connectivity Term and Support Period to use any Sub Marks provided by Sub to Intuit solely in connection with Intuit's performance of its obligations under this Agreement, and subject to and in accordance with any Sub Mark usage guidelines to be provided by Sub to Intuit, which guidelines may be modified from time to time in writing by Sub. This license shall terminate at the termination of the Support Period.

         7.3 CheckFree License to Intuit.

                  7.3.1 SECAPL License to Intuit. Subject to the terms and conditions of this Agreement, CheckFree hereby grants to Intuit a non-exclusive, worldwide, license to make available and otherwise use the SECAPL and any Derivative Works thereto, in whole or in part, for the purposes and subject to the conditions described in Exhibit K.

                  7.3.2 Trademark License to Intuit. CheckFree hereby grants Intuit a non-exclusive, worldwide, royalty-free license to use any CheckFree Marks provided by CheckFree to Intuit solely in connection with Intuit's performance of its obligations under this Agreement, and subject to and in accordance with any CheckFree Mark usage guidelines to be provided by CheckFree to Intuit, which guidelines may be modified from time to time in writing by CheckFree. This license shall terminate at the termination of the Support Period.

8.       FEES AND COSTS

         8.1 Sub Fees to Intuit

                  8.1.1 Connectivity Fees. As partial consideration for the services to be performed and the obligations undertaken by Intuit pursuant to
Section 3.4, including but not limited to 3.4.5, Sub agrees to pay Intuit the following fees:

                           (a) Ten million U.S. dollars (US$10,000,000) to be paid to Intuit at the Closing; and

                           (b) An additional Ten million U.S. dollars (US$10,000,000) to be paid to Intuit on October 1, 1997 or such later time as [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

                  8.1.2 Sub Direct Fee. In consideration of the right to provide current and future Sub Direct customers with Sub's bill payment services, for which Sub collects Intuit's revenue directly from such users, Sub agrees to remit to Intuit an amount equal [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]. Within thirty (30) days after the end of each calendar month for which a payment is due, Sub will pay Intuit the amount owed for the prior month and the payment will be accompanied by a detailed report describing the basis for the payment.

                  8.1.3 Intuit Support of Unix Hub. For each calendar month that Intuit performs the Intuit support and training services for the Unix Hub described in Section 5.1.1 and Exhibit J, Sub will reimburse Intuit for all of Intuit's Direct Costs for such services during such month. Intuit will provide Sub with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the month for which such services were provided, and Sub will remit payment to Intuit for such total amount within thirty (30) days after receiving the report.

                  8.1.4 Intuit Marketing for Sub. Sub will pay Intuit a fee of [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] per month for each full calendar month (or partial month) that Intuit performs the marketing activities for Sub described in Section 5.2. For any partial month that Intuit performs such services, the fee will be payable on a pro rata basis for the portion of such month that Intuit provided the services. Sub will tender payment to Intuit no later than the fifth (5th) day of the month for which such payment is due (or, in the case of any partial month, no later than the fifth
(5th) day after Intuit commences performing such services pursuant to this Agreement).

                  8.1.5 Intuit Customer and Technical Support for Sub. For each calendar month that Intuit performs the customer and technical support for Sub described in Section 5.3, Sub will reimburse Intuit for all of Intuit's Direct Costs for such services during such month. Intuit will provide Sub with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the month for which such services were provided, and Sub will remit payment to Intuit for such total amount within thirty (30) days after receiving the report.

         8.2 Intuit Fees to Sub.

                  8.2.1 QFN Support Services. For each calendar month that Sub performs the QFN Support Services described in Exhibit G, Intuit will reimburse Sub for Sub's Direct Costs for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.2 Investor Insight Support Services. For each calendar month that Sub performs the Investor Insight Support Services described in Exhibit C, Intuit will reimburse Sub for Sub's Direct Costs for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.3 QAC Support Services. For each calendar month that Sub performs the QAC Support Services described in Exhibit F, Intuit will pay Sub either [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]; provided that Sub may not change the method for determining payment pursuant to the foregoing sentence and provided further that if Intuit is obligated to pay Sub pursuant to clause (ii) in the foregoing sentence, Intuit may request that Sub discontinue performing the CompuServe maintenance and diskette production delivery portions of such services, to be effective at the end of the second month in which Sub performs such services and charges Intuit pursuant to clause
(ii). Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.4 PPU Support Services. For each calendar month that Sub performs the PPU Support Services described in Exhibit E, Intuit will reimburse Sub for Sub's Direct Costs for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the calendar month for which such services were provided, and

Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.5 Customer Database Services. For each calendar month that Sub performs the Customer Database Services described in Exhibit B, Intuit will reimburse Sub for Sub's Direct Costs for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the calendar month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.6 MarketPlace Support Services. For each calendar month that Sub performs the MarketPlace Support Services described in Exhibit D, Intuit will reimburse Sub for Sub's Direct Costs for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the calendar month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

                  8.2.7 S&P ComStock Feed. For each calendar month that Sub provides Intuit with the services described in Exhibit I, Intuit will reimburse Sub for Sub's Direct Costs (including the cost of such feed) for such services during such month. Sub will provide Intuit with a report (including a request for reimbursement itemizing the Direct Costs incurred and indicating the total amount to be paid) as soon as possible after the end of the calendar month for which such services were provided, and Intuit will remit payment to Sub for such total amount within thirty (30) days after receiving the report.

         8.3 Intuit Fees to CheckFree for SECAPL. For each calendar month that CheckFree provides the SECAPL Services described in Exhibit K, Intuit will [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] during such month. Such [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.] as soon as possible after the end of the calendar month for which such services were provided, and Intuit will remit payment to CheckFree for such total amount within thirty (30) days after receiving the report.

         8.4 Costs. Unless otherwise specified herein or agreed among the parties, each party will bear its own costs and expenses in connection with the performance of any of its obligations pursuant to this Agreement.

         8.5 No Offsets. No party may offset or otherwise withhold any fees owed any other party pursuant to this Section 8 for any reason.

         8.6 Payment of Sub's Obligations by CheckFree.

                  8.6.1 CheckFree Assurances. Intuit desires certain assurances that Sub will pay the Guaranteed Obligations when and as due under this Agreement. In the event that Sub fails to pay a Guaranteed Obligation when and as due under this Agreement, and such failure remains uncured for 60 days after written notice thereof by Intuit to Sub and CheckFree (provided, that Intuit shall have no obligation to give such notice if the giving of such notice would violate, or Intuit is otherwise stayed or prevented from giving such notice under, applicable law), CheckFree hereby irrevocably agrees to pay the overdue amount of such Guaranteed Obligation within 10 business days after CheckFree's receipt of Intuit's written demand therefor. CheckFree's obligations under this Section shall survive Sub's bankruptcy, dissolution or divestiture and any subsequent failure of CheckFree to hold all or any of the capital stock of Sub.

                  8.6.2 Waivers of CheckFree. CheckFree expressly waives any right to require Intuit to: (a) proceed against Sub (other than making initial demand to Sub and giving Sub notice) prior to proceeding against CheckFree under this Section 8.6; (b) proceed against any other party; (c) pursue any other right or remedy in Intuit's power whatsoever with respect to any Guaranteed Obligation; or (d) obtain CheckFree's consent or notify CheckFree prior to agreeing in writing with Sub to renew, extend, accelerate or otherwise change the time for payment of, or release, settle or compromise, or otherwise change or modify the terms of, or waive any breach or default by Sub of, any Guaranteed Obligation. Intuit may, at its election, exercise or refrain from exercising any right or remedy it may have against Sub without thereby affecting or impairing in any way CheckFree's liability hereunder. In addition, CheckFree hereby also waives: (a) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of CheckFree against Sub; (b) except for notices provided for above, all presentments, demands for performance, notices of nonperformance, protests, notice of protest, notices of dishonor, and notices of acceptance of CheckFree's obligation hereunder and of the existence, creation or incurring of new or additional Guaranteed Obligations or any duty on the part of Intuit to disclose to CheckFree or to keep CheckFree informed as to any facts or circumstances about Sub known by Intuit; and (c) any statutory and other defenses of any nature available to guarantors generally or any other matter, event or circumstance that may result in the release or exoneration of a guarantor, including without limitation defenses provided for in or available as a result of noncompliance with the requirements of Title 13 of the California Civil Code. In no event, however, will CheckFree have any additional obligation hereunder once the Guaranteed Obligations are paid in full.

                  8.6.3 Certain Additional Waivers. In the event that the time for payment or performance of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Sub or any other person or entity or for any other reason ("Event"), all amounts provided for under the terms of any agreement or instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligations shall become due and payable by CheckFree as Guaranteed Obligations at the time such amount would have become payable by Sub under this Agreement absent such Event, subject only to the notices expressly required by Section 8.6.1 above.

                  8.6.4 Successors and Assigns. This Section 8.6 shall: (i) be binding upon Sub, CheckFree and their respective successors and assigns and (ii) inure to the benefit of, and be enforceable by, Intuit and Intuit's successors or assigns.

         8.7 Inspections and Audits. Each Performing Party shall make and maintain until the expiration of one (1) year after the last payment under this Agreement is due, complete books, records and accounts regarding the costs incurred by such party for performing the services it provides to and charges each Receiving Party. Each Receiving Party shall have the right not more than once each year to examine such books, records and accounts during the Performing Party's normal business hours to verify the Performing Party's reports on the amount of payments made by the Receiving Party. If any such examination discloses that the Receiving Party was charged more than ten percent (10%) during any twelve month period than such Receiving Party should have been charged, the Performing Party agrees to (x) pay or reimburse the Receiving Party for the reasonable expenses of the examination, (y) pay the Receiving Party the amount that the Receiving party was overcharged.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 Representations and Warranties. Each party represents and warrants, severally and not jointly, to each of the other parties that:

                  (i) such party has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, to grant and license the rights that are granted and licensed to any other party under this Agreement and to provide the services that are provided to any other party under this Agreement;

                  (ii) neither the execution and delivery of this Agreement, nor the performance of any of such party's obligations hereunder, will conflict with, or result in a termination, breach, impairment or violation of, any agreement between such party and any third party, or constitute a violation of any applicable law, regulation or order;

                  (iii) this Agreement, when duly executed by each party, will constitute a valid and binding obligation of such party, enforceable in accordance with its terms; and

                  (iv) such party has not previously granted or licensed and will not grant or license any Intellectual Property Rights to any third party on terms that are inconsistent with the rights that are granted and licensed herein.

         9.2 No Other Warranties. EXCEPT WITH RESPECT TO SECTIONS 3.3.1 AND 3.4.4, THE WARRANTIES SET FORTH IN THIS SECTION 9 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EACH PARTY HEREUNDER AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF TITLE, WARRANTIES THAT SUB WILL BE ABLE TO SUPPORT AND OPERATE THE UNIX HUB SOFTWARE AT THE END OF THE TRANSITION PERIOD AND THAT THE UNIX HUB WILL OPERATE UNINTERRUPTED AT ANY AND ALL TIMES, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

         9.3 LIMITATION OF LIABILITY. EXCEPT FOR OBLIGATIONS TO INDEMNIFY UNDER SECTIONS 3.9 AND 10, BREACH OF THE CONFIDENTIALITY OBLIGATION IN SECTION 11 AND/OR WHERE PROHIBITED BY LAW, REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND, WHETHER OR NOT FORESEEABLE (INCLUDING, WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         9.4 Intuit Covenants. To Intuit's knowledge, [*Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.].

10.  INDEMNIFICATION

         10.1 Duty to Indemnify. Each party will indemnify, defend and hold harmless the other parties hereto from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from any negligent act or omission or willful or reckless conduct of an Indemnifying Party or its employees or subcontractors which directly results in:

                  (a)      any bodily injury, sickness, disease or death;

                  (b) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or

                  (c) any violation of any statute, ordinance or regulation;

except to the extent of the negligence of the party requesting indemnification pursuant to this Section 10 In no event will any party be entitled to seek indemnification from any other party under this Section 10 for any claim by an end user where such party is not liable to such end user for such claim.

         10.2 Indemnity Conditions. In the event of any such claim for indemnification hereunder, the Indemnified Party will: (i) promptly notify the Indemnifying Party of the claim; (ii) provide the Indemnifying Party with all reasonable information and assistance, at the Indemnifying Party's expense, to defend or settle such a claim; and (iii) grant the Indemnifying Party authority and control of the defense or settlement of such claim. The Indemnifying Party shall not settle any such claim, without the Indemnified Party's prior written consent, if such settlement would alter, impair or reduce or otherwise limit the Indemnified Party's exercise of its rights under this Agreement. The Indemnified Party reserves the right to retain counsel, at its expense, to participate in the defense and settlement of any such claim.

11.      CONFIDENTIAL INFORMATION

         During the term of this Agreement, and for a period of five (5) years after any termination of this Agreement, each party will not use the other party's Confidential Information, except as expressly permitted under this Agreement, and will not disclose such Confidential Information to any third party, except to its employees and consultants with a need to know such Confidential Information for the performance of this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and consultants). However, each party may disclose Confidential Information of any other party: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing party gives reasonable notice to the other party to contest such order or requirement; and (ii) on a confidential basis to its legal or financial advisors.

Within ten days (10) of the termination of the Cooperative Marketing Agreement, CheckFree shall return all copies of Intuit's Sub Direct customer list or portions of such list to Intuit, destroy and/or erase any written or electronic media containing information about Intuit's Sub Direct customer list (excluding any such information that is required by CheckFree to perform Electronic Banking and Billpay Services on behalf of Intuit), and provide Intuit with a written certification of such destruction and/or erasure signed by an officer of CheckFree. Within ten (10) days of the termination of the Support Period, Sub (or, if applicable, CheckFree) shall, destroy and/or erase any written or electronic media containing information about Intuit's Sub Direct customers and provide Intuit with a written certification of such destruction and/or erasure signed by an officer of Sub (or, if applicable, CheckFree).

12.      TERM AND TERMINATION

         12.1 Term. Except as otherwise provided in Section 2.3, above, this Agreement will commence at the Effective Time and will continue in full force and effect until such time as the parties mutually agree to terminate it or until terminated earlier in accordance with the terms of this Agreement.

         12.2 Survival. The following provisions will survive termination of this Agreement for any reason: Sections 1 (Definitions); 3.5.3 (Conversion of CheckFree Direct Customers); 3.8 (Treatment of Transferred CheckFree Direct Customers); 3.9(Connectivity Indemnification); 5.1.3 (No Warranties); 8 (Fees); 9 (Representations and Warranties); 10 (Indemnification); 11 (Confidential Information); 12.2 (Survival) and 13 (General Provisions).

13.      GENERAL PROVISIONS

         13.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to provisions governing conflicts of law.

         13.2 Compliance with Laws. Each party agrees to comply in all material respects with all applicable laws, rules, and regulations, including but not limited to all applicable export control laws and regulations, in connection with its activities under this Agreement.

         13.3 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will not be declared void but rather shall be enforced to the maximum extent legally permissible and the other provisions of this Agreement will remain in full force and effect.

         13.4 Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their successors and assigns. No party may assign or delegate any of its rights or obligations hereunder, in whole or in part, to any third party without the prior written consent of each of the other Parties. Notwithstanding the foregoing, any party may assign this Agreement, in whole or in part, to any other party hereto (except that CheckFree may not assign its obligation pursuant to Section 8.6 to any other party hereto) and any party may assign this Agreement in whole to any third party, or group of third parties, that acquire(s) substantially all of the voting equity securities or assets of such party.

         13.5 Waiver. The waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

         13.6 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by facsimile confirmed by registered or certified mail (ii) three (3) working days after deposit with a commercial overnight carrier, with written verification of receipt or (iii) five (5) working days after having been sent by registered or certified mail. All communications will be sent to the addresses set forth below (or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 13.6).


     If to Intuit:                            If to CheckFree:
     Intuit Inc.                              CheckFree Corporation
     2535 Garcia Avenue                       8275 North High Street
     Mountain View, CA  94043                 Columbus, OH  43235
     Attn: President                          Attn: President
     Copy: General Counsel                    Copy: General Counsel
     Fax: 415-944-6622                        Fax: 614-825-3104


     If to Sub:

     Intuit Services Corporation
     2001 Butterfield Road, Suite 800
     Downers Grove, IL  60515
     Attn: Chief Executive Officer
     Fax: 708-852-5543


         13.7 Injunctive Relief. Each party acknowledges that any breach of its obligations under this Agreement arising under Section 11 will cause the other parties irreparable injury for which there are inadequate remedies at law, and therefore, each of the other affected parties will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law. Each party further agrees that each of the other parties involved in any litigation concerning this Agreement shall be entitled to recover reasonable attorneys' fees and court costs expended in connection with any litigation initiated to enforce the provisions of this Section. Nothing herein shall be construed to preclude any party from obtaining injunctive relief in the case of breach of the provisions of any other sections of this Agreement.

         13.8 Force Majeure. If a party's performance of this Agreement or any of its obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, requisitions, ordinance, demand or requirement of any government agency, or any other similar act or condition beyond the reasonable control of such party, then the party so affected, upon giving prompt notice thereof to the other parties, will be excused from such performance during the duration of such prevention, restriction or interference.

         13.9 Entire Agreement. This Agreement, the Plan, the Assignment and License Agreement and all exhibits and schedules hereto and thereto are the complete and exclusive agreement among the parties with respect to the subject matter hereof, superseding and replacing any and all prior Agreements, communications, and understandings (both written and oral) regarding such subject matter. Except as otherwise provided herein, this Agreement may only be modified, or any rights under it waived, by a written document executed by all parties hereto.

         13.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.



INTUIT                                 CHECKFREE


By:     /s/ Daniel N. Rudolph          By:     /s/ Kenneth J. Benvenuto
     -----------------------------          -----------------------------------

Name:   Daniel N. Rudolph              Name:   Kenneth J. Benvenuto
      ----------------------------           ----------------------------------

Title:   Vice President                Title:   Executive Vice President
      ----------------------------           ----------------------------------

SUB


By:    /s/ Catherine Valentine
    ------------------------------

Name:   Catherine Valentine
      ----------------------------

Title:            Secretary
      ----------------------------







               [SIGNATURE PAGE TO SERVICES AND LICENSE AGREEMENT]

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